Exhibit 5.23

[Dinsmore & Shohl LLP Letterhead]

Brady W. Dunnigan
859-425-1063
Brady.Dunnigan@dinslaw.com

June 24, 2011

Tomkins, Inc.

Tomkins, LLC

1551 Wewatta Street

Denver, CO 80202

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Kentucky to Koch Filter Corporation, a Kentucky corporation (the “Company”), in connection with the issuance of $1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the “Notes”) by Tomkins, Inc. (formerly Pinafore, Inc.) and Tomkins, LLC (formerly, Pinafore, LLC) and the guarantees of the Notes (the “Guarantees”) by the Company under an Indenture dated as of September 29, 2010, as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011, the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011 (collectively, the “Indenture”) entered into among the Issuers, the Guarantors named therein, and Wilmington Trust FSB, as trustee (the “Trustee”) and collateral agent, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 24, 2011 (Registration No. 333-______) (the “Registration Statement”).

In connection with rendering this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the Notes;

(d)	the Articles of Incorporation, as amended, of the Company, certified by the Secretary of State of the Commonwealth of Kentucky on June 23, 2010 and certified by the Secretary of the Company as now in effect and as in effect at the time of the adoption of the resolutions of the board of directors of the Company referred to in paragraph (f) below;

June 24, 2011

(e)	the Bylaws of the Company, certified by the Secretary of the Company as now in effect;

(f)	copies of certain resolutions of the board of directors of the Company adopted on September 20, 2010, and certified by the Secretary of the Company, which resolutions have not been amended, superseded or revoked;

(g)	a certificate dated June 23, 2011, of the Secretary of State of the Commonwealth of Kentucky as to the entity status and good standing of the Company, and

(h)	such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.    The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky.

2.    The Company has the corporate power and authority under the laws of the Commonwealth of Kentucky to execute and deliver, and perform all of its obligations under, the Indenture (including the guarantees by the Company of the Notes).

3.    The Indenture (which includes the guarantee by the Company of the Notes) have been duly authorized, executed and delivered by the Company under the laws of the Commonwealth of Kentucky.

The opinion in paragraph 1 above is based solely upon our review of certificates and other communications from officials of the Commonwealth of Kentucky. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

June 24, 2011

Our opinion set forth herein reflects only the application of applicable Kentucky state law (excluding the securities and blue sky laws of such state, as to which we express no opinion) and the federal laws of the United States of America. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as expressly set forth above. The opinions set forth herein are made as of the date hereof. We hereby consent (i) to being named in the Registration Statement and in any amendments thereto as counsel for the Company, (ii) to the statements with reference to our firm made in the Registration Statement, (iii) to the filing of this opinion as an exhibit to the Registration Statement, and (iv) to allow Latham & Watkins LLP to rely on this opinion. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours.
/s/ Brady W. Dunnigan DINSMORE & SHOHL LLP